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Exhibit C

U.S. $9,098,000.00                                            September 30, 1998

                            SECURED PROMISSORY NOTE

     FOR VALUE RECEIVED, the undersigned, HOME SECURITY INTERNATIONAL, INC., a Delaware corporation (together with its successors and permitted assigns, "Borrower"), promises to pay to the order of Integral Investments Limited, a British Virgin Islands corporation (together with its successors and permitted assigns, "Holder"), c/o Alliance Investments S.A.M., Le Panorama Bloc AB, 57 Rue Grimaldi, MC 98000 Monaco, ATTN: Mr. Paul Brown, or at such other place as Holder may from time to time designate in writing, the principal sum of NINE MILLION NINETY EIGHT THOUSAND AND NO/100 DOLLARS ($9,098,000.00), in lawful money of the United States, or such lesser amount of may be payable due to offsets, if any, as provided for herein. This Note is being issued by Holder pursuant to the terms of that certain Stock Purchase Agreement (the "Purchase Agreement") dated as of July 17, 1998, as amended as of the date hereof between Borrower and Holder. Capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Purchase Agreement.

     The principal amount hereof shall be payable as follows: (i) a principal payment of $400,000 shall be due and payable on June 30, 1999; (ii) a principal payment of $400,000 shall be due and payable on December 31, 1999; and the remaining principal amount of this Note then outstanding shall be due and payable on June 30, 2000.

     Borrower may at any time prepay, without payment of premium or penalty, in whole or in part, all amounts due under this Note. Any prepayments received by Holder will be applied first to costs and expenses due hereunder, second to any principal then due, and third to any principal then outstanding. In the event that Borrower does not repay the entire principal amount of this Note prior to October 1, 1999, Borrower shall issue to Holder or its designee a warrant to purchase 200,000 shares of common stock of Borrower, exercisable for a period of five years from the date it is issued, at an exercise price of $13.00 per share (the "1999 Warrant"). Additionally, in the event that Borrower does not repay the entire principal amount of this Note prior to January 1, 2000, Borrower shall issue to Holder an additional warrant to purchase 200,000 shares of common stock of Borrower, exercisable for a period of five years from the date it is issued, at an exercise price of $13.00 per share (the "2000 Warrant"). Each of the 1999 Warrant and the 2000 Warrant shall be on substantially the same terms as the Warrant issued pursuant to the Purchase Agreement.

     In addition to Borrower's optional right of prepayment described in the preceding paragraph, unless Borrower receives the prior written consent of Holder, which consent may be given or withheld at Holder's sole discretion, Borrower shall be required to make a mandatory prepayment of all amounts due under this Note (or in the case of (i) below, to the extent of such financing), without payment of premium or penalty, to Holder within five (5) business days after the closing of any of the following events (each, a "Triggering Event"):
(i) any debt or equity

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financing of Borrower, or any of its direct or indirect subsidiaries; (ii) a sale or disposition of all or substantially all of the assets of Ness Security Products Pty Ltd. ("Ness"), Integrated International Home Security Ltd (the "Company") or Borrower to an unaffiliated third party; (iii) a transaction or series of related transactions pursuant to which over fifty percent (50%) of the voting control of Borrower is acquired by any person or any group of persons (within the meaning of the regulations promulgated under Section 13 (d) of the Exchange Act); or (iv) any sale, transfer, issuance or repurchase of the Shares or the Ness Shares, including a foreclosure, or any other voluntary or involuntary, direct or indirect disposition of the Shares or the Ness Shares; provided however, that any transaction in which Borrower, or any of its direct or indirect subsidiaries, acquires the capital stock of Ness not currently owned by the Company, including any related financing transaction ("Ness Transaction") shall not be a Triggering Event.

     Borrower agrees to pay on demand all costs and expenses incurred by Holder in endeavoring to enforce this Note (including court costs and reasonable out-of-pocket attorneys' fees and disbursements). All principal due hereunder, together with all costs, expenses, and other amounts payable hereunder are collectively referred to herein as the "Liabilities".

     To secure the prompt payment when due of all amounts hereunder and the performance of and observance of all obligations and agreements of Borrower pursuant to this Note, Borrower hereby grants to Holder a continuing security interest in all of the issued and outstanding capital stock of the Company and the certificates representing such capital stock, and all securities, dividends, rights and other property received or distributed to Borrower in respect of or in exchange for, such capital stock (the "Collateral"). In the event that the Company's ownership interest in Ness increases to an amount greater then 75.04%, the number of shares of Company capital stock held as Collateral shall be reduced to a number equal to 75.04% ownership of Ness.

     Borrower shall deliver to Holder concurrently with the execution of this Note, the certificates representing the Collateral, accompanied by an appropriate instrument of assignment, duly executed in blank, and such certificates shall otherwise be in transferable form (the "Pledge"). None-the-less, as long as there shall exist no default hereunder, Borrower shall be entitled to exercise any and all voting rights with respect to the Collateral.

     Reference is made to the Purchase Agreement, which is incorporated in this Note by this reference as though set forth below, for a statement of the covenants and agreements in that document, a statement of the rights and remedies afforded by that document, and all other matters therein.

     Each of the following events or occurrences shall constitute a default under this Note: (i) Borrower shall fail to pay any amount payable hereunder when due (and such failure shall continue for a period of five(5) days); (ii) Borrower shall fail to duly perform any of its obligations hereunder or shall be in breach of any representation or covenant made hereunder or in the Purchase Agreement, where such breach or failure is reasonably likely to affect either
(a) the value of the Collateral in any material respect, or (b) Holder's right to payment of the amounts due hereunder, in each case, where such breach continues for a period of five (5) days; (iii) Borrower, the Company or Ness shall become insolvent, a receiver, trustee, or custodian


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shall be appointed for Borrower, the Company or Ness or any part of the property of Borrower, the Company or Ness, or any proceeding shall be commenced by Borrower, the Company or Ness under any bankruptcy, reorganization, debt arrangement, or insolvency law; or (iv) any proceeding shall be commenced against Borrower, the Company or Ness under any bankruptcy, reorganization, debt arrangement, or insolvency law, where such proceeding is not dismissed within ninety (90) days after the filing thereof.

     Upon a default and during the continuance thereof, Holder shall have (A) all rights and remedies available to it pursuant to applicable law, including, without limitation, the right to declare all Liabilities to be immediately due and payable, without further notice, demand, or presentment of any kind (provided, that, all amounts due hereunder shall be immediately due and payable upon a default under subparagraphs (iii) and (iv) above); (B) all rights of conversion afforded to the holder of the Collateral; and (C) the right to immediately sell, assign, or otherwise dispose of any of the Collateral, with the costs of such disposition to be borne by Borrower, and account to Borrower for the excess of the net proceeds received from such sale, assignment, or disposition over all Liabilities. The net proceeds received from such sale, assignment, or disposition will be applied first to costs and expenses due hereunder, second to any principal then due, and third to any principal then outstanding.

     The remedies of Holder as provided herein, and in any other documents governing or securing repayment hereof, shall be cumulative and concurrent and may be pursued singly, successively, or together, at the sole discretion of Holder, and may be exercised as often as occasion therefor shall arise. No act of omission or commission of Holder, including specifically (but without limitation) any failure to exercise any right, remedy, or recourse, shall be effective unless set forth in a written document executed by Holder, and then only to the extent specifically recited therein. A waiver or release with reference to one event shall not be construed as continuing to any subsequent event. No delay or failure on the part of Holder in the exercise of any right or remedy hereunder shall operate as a waiver thereof, nor as an acquiescence in any default, nor as a novation of this Note or a waiver of the right of Holder to insist upon strict compliance with the terms, hereof, nor shall any single or partial exercise by Holder of any right or remedy preclude any other right or remedy.

     Notwithstanding anything to the contrary contained in this Note, subject to the provisions of the Purchase Agreement, the principal due under this Note may be offset by Borrower at any time or from time to time to the extent of the amount of any Damages (as defined in the Purchase Agreement), as provided for in, and subject to the terms and provisions of, the Purchase Agreement, including, without limitation, the provisions of Article VI thereof. Any such set-off right shall be applied in the order of priority set forth in the third paragraph of this Note. Except for the set-off rights set forth in this paragraph, Borrower shall have no set-off rights of any kind against Holder, and Borrower hereby waives all other rights of set-off against Holder, whether through contract or common law.

     The Pledge shall continue until payment in full of all amounts due under this Note. Upon such payment in full, Holder shall immediately deliver to Borrower the Collateral and this Note shall terminate.


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     All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile or by internationally recognized private courier. Notices delivered by hand, by facsimile, by nationally recognized private courier shall be deemed given on the first (lst) business day following receipt; provided, however that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand , or deposited in the United States mail, postage prepaid , registered or certified mail, on or before two (2) business days after its delivery by facsimile. All notices shall be addressed as set forth below (or to such other address as may be designated by notice to the other party):

          If to Holder:

          c/o Paul Brown/International Home Security Investments Limited c/o Alliance Investments S.A.M.
               Le Panorama Bloc AB
               57 Rue Grimaldi
               MC 98000 MONACO
               Fax: 377 93 25 25 83


          With a copy to:

               Neal, Gerber and Eisenberg
               Two North LaSalle
               Suite 2200
               Chicago, Illinois 60602
               Attention: William Holzman, Esq.
               Fax: 312-269-1747


          If to Borrower:

               Home Security International, Inc.
               c/o Arthur Don, Secretary
               D'Ancona & Pflaum
               30 North LaSalle, Suite 2900
               Chicago, Illinois  60602
               Fax: 312-580-0923


          With a copy to:

               D'Ancona & Pflaum
               30 North LaSalle, Suite 2900
               Chicago, Illinois  60602
               Attention: Fernando Carranza, Esq.
               Fax:  (312) 580-0923



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Borrower hereby irrevocably waives diligence in collection or protection, presentment, protest, notice of protest, demand, dishonor, default, non-payment, creation, and existence of any amounts due hereunder and any security or collateral for any amounts due hereunder.

     Wherever possible each provision of this Note shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Note shall be prohibited or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or remaining provisions of this Note.

     Whenever used in this Note, the words "Borrower" and "Holder" shall be deemed to include Borrower and Holder named in the opening paragraph of this Note, and their respective legal representatives, successors and permitted assigns. The foregoing notwithstanding, Borrower shall not assign this note without the prior written consent of Holder, and Holder shall not assign this Note without the prior written consent of Borrower.

     THE PARTIES WAIVE THE RIGHT TO A JURY TRIAL IN CONNECTION WITH ANY SUIT, ACTION, OR PROCEEDING SEEKING ENFORCEMENT OF ITS OBLIGATIONS UNDER THIS NOTE.

     This Note shall be construed and enforced in accordance with the law of the State of Delaware. Time shall be of the essence of this Note.

     The pronouns used herein shall include, when appropriate, either gender and both singular and plural, and the grammatical construction of sentences shall confirm thereto.

     All references herein to any document, instrument or agreement shall be deemed to refer to such document, instrument or agreement as the same may be amended, modified, restated, supplemented or replaced from time to time. The foregoing notwithstanding, no provision of this Note may be waived, amended, released, or otherwise changed, except by a writing signed by the party against which enforcement is sought.

     IN WITNESS WHEREOF, the undersigned Borrower has signed this instrument, as of the 30th day of September, 1998.


                                        HOME SECURITY INTERNATIONAL, INC.



                                        By:   /s/  Mark Whitaker
                                            -------------------------------

                                        Its:   Chief Financial Officer
                                             ------------------------------




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